CERTIFICATE OF RESTATEMENT OF
                            ARTICLES OF INCORPRATION
                                       OF
                            COMPONENT SYSTEMS, INC.

     We, the undersigned, Craig S. Laughlin and Dale R. Statsman, respectively
                          -----------------     ----------------
president and secretary of Component Systems, Inc., a corporation subject to the provisions of Chapter 302A, of the Minnesota Statutes, do hereby certify that by action of the shareholders of said corporation, pursuant to Minnesota Statutes, resolutions as hereinafter set forth, were adopted by the vote of the holders of over 50% of the outstanding shares of stock in the corporation; at a meeting on May 15, 1987.

     RESOLVED; that the Articles of Incorporation of Component Systems, Inc. be, and the same hereby are, amended and restated and the following restated Articles shall supersede and take the place of the existing Articles of Incorporation and amendments thereto.

     RESOLVED FURTHER; That the president and secretary of this corporation be, and they hereby are, authorized, empowered, and directed to make, execute and acknowledge a certificate under the Corporate seal of this corporation embracing the foregoing resolution and to cause such certificate to be filed in the manner required by law.

                                    ARTICLE I
                                      NAME
                                      ----

     The name of the corporation is PRESTINE, INC.

                                   ARTICLE II
                                REGISTERED OFFICE
                                -----------------

     The location and post office address of the registered office of this corporation is 8001 Washburn Circle South, 44, Bloomington, Minnesota 55431. The post office address and registered office may be changed from time to time as the Board of Directors may determine and as authorized by law.

                                  ARTICLE III
                                    PURPOSES
                                    --------

     This corporation has general business purposes.

                                   ARTICLE IV
                                    DURATION
                                    --------

     This corporation has perpetual existence.

                                    ARTICLE V
                                    CAPITAL
                                    -------

     The aggregate number of shares of common stock which this corporation has the authority to issue is fifty million (50,000,000) shares of common stock with no par value per share. Such stock is designated the corporations "common stock". All of the common stock is identical in all respects and confers equal rights upon the holders thereof to receive dividends, to vote and to participate in any distribution of profits or assets. The Board of Directors has the power to determine from time to time the consideration to be received for the sale or transfer of said stock.

     The aggregate number of shares of preferred stock which this corporation has authority to issue is five (5,000,000) shares of preferred stock with par value and on such terms, provisions and conditions as the Board of Directors may authorize from time to time. The Board of Directors has the power to determine, from time to time, the consideration to be received for the sale or transfer of said stock.

                                   ARTICLE VI
                          DENIAL OF PRE-EMPTIVE RIGHTS
                          ----------------------------

     The shareholders of the corporation shall have no pre-emptive right to subscribe for or otherwise acquire any new or additional shares of stock of this corporation of any class whether now authorized or authorized hereafter, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares of any class, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase subscribe for or otherwise acquire any such new or additional shares of any class.

                                   ARTICLE VII
                           DENIAL OF CUMULATIVE VOTING
                           ---------------------------

     Holders of the common stock of this corporation have no cumulative voting rights.

                                  ARTICLE VIII
                                ARTICLE AMENDMENT
                                -----------------

     The holders of shares entitling them to exercise a majority of the voting power of this corporation have the power to take all action permitted by law, except that an affirmative vote of 2/3 of the voting shares of the corporation is necessary to amend these Articles of Incorporation and to adopt an agreement of consideration or merger and to authorize the Board Directors to sell, lease, exchange or otherwise dispose of all, or substantially all, of the property and assets of this corporation, including its goodwill, upon such terms and conditions and for such considerations, which may be money, shares, bonds, or other instruments for the payment or money or other property as the Board of Directors deems expedient.

                                   ARTICLE IX
                                     BY-LAWS
                                     -------

     The power to adopt, amend or repeal the by-laws of the corporation is vested in the Board of Directors.


     We, the undersigned, have subscribed our names to this CERTIFICATE OF RESTATED ARTICLES OF INCORPORATION OF COMPONENT SYSTEMS, INC. this 18th day of
                                                                   ----
May, 1987.
----

                                         /s/ Craig S. Laughlin
                                        --------------------------------------
                                        President

                                         /s/ Dale R. Statsman
                                        --------------------------------------
                                        Secretary


     On the 18th day of May, 1987, before me a Notary Public in and for said
            ----        ----
County, personally appeared Craig S. Laughlin and Dale R. Statsman , to me known
                            -----------------     -----------------
to be the persons named in and who executed the foregoing Certificate of Restated Articles of Corporation of Component Systems, Inc. and each acknowledged that he executed the same as his free act and deed and for the uses and purposes therein expressed.

                                          /s/ illegible
                                        --------------------------------------
                                          Notary Public


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Notary Public Seal


                                                   STATE OF MINNESOTA
                                                   DEPARTMENT OF STATE
                                                          FILED

                                                       MAY 21 1987
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